Ex. 99.28(d)(30)(iv)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Kayne Anderson Rudnick Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Kayne Anderson Rudnick Investment Management, LLC, a California limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 30th day of April, 2018 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as identified on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B of the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the appointment of the Sub-Adviser to manage a portion of assets of the JNL Multi-Manager Alternative Fund of the Trust, effective April 26, 2021.

Whereas, the Parties have agreed to amend the Agreement to add the JNL Multi-Manager Alternative Fund and its fees (for the portion of assets managed by Sub-Adviser), effective April 26, 2021.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 26, 2021.

Jackson National Asset Management, LLC		Kayne Anderson Rudnick Investment Management, LLC

By:	/s/ Emily J. Bennett	By:	/s/ Jeannine G. Vanian
Name:	Emily J. Bennett	Name:	Jeannine G. Vanian
Title:	AVP, Associate General Counsel	Title:	Chief Operating Officer

Schedule A

Dated April 26, 2021

1.	2.
Funds
JNL Multi-Manager Alternative Fund
JNL Multi-Manager Emerging Markets Equity Fund
JNL Multi-Manager Small Cap Growth Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL Multi-Manager Alternative Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

JNL Multi-Manager Emerging Markets Equity Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

JNL Multi-Manager Small Cap Growth Fund
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

B-1